Exhibit 99.1

PRESS RELEASE

NEWS RELEASE

June 21, 2007                                                                                 OTC BB: DPDW

DEEP DOWN EXECUTES LOI TO ACQUIRE MAKO TECHNOLOGIES

HOUSTON, TX - June 21, 2007 - Deep Down, Inc. (OTCBB: DPDW) today announced it has executed a letter of intent (LOI) to acquire Mako Technologies, Inc. (Mako). Headquartered in Morgan City, Louisiana, Mako serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles (ROV), subsea equipment, and diving support systems used in diving operations, offshore construction, and environmental/marine surveys.

“Mako Technologies is the perfect complement to our current operations,” commented Robert E. Chamberlain, Jr., Deep Down’s chairman. “Preliminary due-diligence on Mako indicates 2006 revenues of approximately $6.46 million with adjusted EBITDA of approximately $2.5 million, subject to final review by our auditing team. We expect total consideration for the acquisition to be $5.0 million in cash, $4.5 million in non-convertible notes, and 7,936,508 shares of common stock of Deep Down.”

“We are excited to become a part of the Deep Down family of energy service companies,” commented Jacob Marcell, Mako Technologies’ chief executive officer. “With the strength of Deep Down’s infrastructure and access to capital, we foresee the ability to take advantage of the need for both planned and “emergency” offshore rental equipment in support of the growing level of oil and gas exploration occurring in the Gulf of Mexico. We also plan to expand our operations internationally.”

Ron Smith, Deep Down’s president and chief executive officer commented, “We intend to execute a definitive agreement once we have satisfactorily completed our due-diligence. We remain committed to both organic growth and expansion through the further consolidation of offshore industry service providers to the petroleum and marine industry.”

About Deep Down, Inc.

Deep Down specializes in the provision of innovative solutions, installation management, engineering services, support services, custom fabrication, and storage management services for the offshore subsea control, umbilical, and pipeline industries. The company fabricates component parts of subsea distribution systems and assemblies that specialize in the development of subsea fields and tie backs. These items include umbilicals, flow lines, distribution systems, pipeline terminations, controls, winches, and launch and retrieval systems, among others. Deep Down provides these services from the initial field conception phase, through manufacturing, site integration testing, installation, topside connections, and the final commissioning of a project. The Company’s ElectroWave subsidiary offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors. ElectroWave designs, manufactures, installs, and commissions integrated PLC and SCADA based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.

The Company’s strategy is to consolidate service providers to the offshore industry, as well as designers and manufacturers of subsea, surface, and offshore rig equipment used by major, independent, and foreign national oil and gas companies in deep-water exploration and production of oil and gas throughout the world. Deep Down’s customers include BP Petroleum, Royal Dutch Shell, Exxon Mobil Corporation, Devon Energy Corporation, Chevron Corporation, Anadarko Petroleum Corporation, Marathon Oil Corporation, Kerr-McGee Corporation, Nexen Inc., BHP, Amerada Hess, Helix, Oceaneering International, Inc., Subsea 7, Inc., Transocean Offshore, Diamond Offshore, Marinette Marine Corporation, Acergy, Veolia Environmental Services, Noble Energy Inc., Aker Kvaerner, Cameron, Oil States, Dril-Quip, Inc., Nexans, Cabett, JDR, and Duco, among others. For further company information, please visit www.deepdowninc.com and www.electrowaveusa.com

One of our most important responsibilities is to communicate with shareholders in an open and direct manner. Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends." We cannot promise future returns. Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events. Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations

ir@deepdowninc.com

281-862-2201 (O)
281-862-2522 (F)
www.deepdowninc.com